Exhibit 3.2

LANDMARK APARTMENT TRUST OF AMERICA, INC.

ARTICLES SUPPLEMENTARY

SERIES D COMMON STOCK

Landmark Apartment Trust of America, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, has classified and designated 21,900 shares of authorized but unissued common stock, $0.01 par value per share, as shares of Series D Common Stock, $0.01 par value per share (the “Series D Common Stock”), with the rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions set forth below:

SERIES D COMMON STOCK

Section 1. Certain Definitions.

Unless the context otherwise requires, the terms defined herein shall have the meanings specified in the Articles Supplementary for the Corporation’s 8.75% Series D Cumulative Non-Convertible Preferred Stock (the “Series D Preferred Stock”) filed by the Corporation with the State Department of Assessments and Taxation of Maryland on June 28, 2013 (the “Series D Preferred Stock Articles Supplementary”).

Section 2. Conditions for Issuance of Series D Common Stock.

(a) Issuance Only Upon Exercise of Exchange Right under Section 6(i) of the Series D Preferred Stock Articles Supplementary. Shares of the Series D Common Stock shall only be issuable to a holder of Exchange Shares upon the exercise by such holder of the Exchange Right set forth in, and in accordance with the terms and conditions of, Section 6(i) of the Series D Preferred Stock Articles Supplementary.

(b) Determination of Number of Shares Issuable Upon Exercise of Exchange Right. The number of shares of Series D Common Stock issuable to a holder of Exchange Shares upon the exercise by such holder of the Exchange Right shall be equal to the number of Exchange Shares divided by 10,000.

Section 3. Dividends. Holders of shares of Series D Common Stock shall not have any right to receive dividends from the Corporation.

Section 4. Mandatory Automatic Redemption.

(a) All of the shares of Series D Common Stock held by a holder thereof shall be automatically redeemed by the Corporation, for a price of $0.01 per share, payable in cash, upon any redemption, or any repurchase by the Corporation or the Partnership, of the Series D Preferred Partnership Units held by such holder.

(b) All shares of the Series D Common Stock redeemed pursuant to this Section 4 shall be retired and shall be restored to the status of authorized but unissued shares of Common Stock, without designation as to series or class, and all rights of the holders of such shares hereunder shall be deemed to have automatically terminated and be without any further force and effect from and after the date of such redemption.

Section 5. Voting Rights.

(a) Voting with Series D Preferred Stock. Holders of Series D Common Stock shall vote together as a single class with the holders of Series D Preferred Stock and any other class of Parity Stock upon which like voting rights have been conferred and are exercisable for the election of (i) a member of the Board of Directors (the “iStar Directors”), and (ii) when applicable pursuant to Section 10(a)(ii) of the Series D Preferred Stock Articles Supplementary, one additional member of the Board of Directors (the “BREDS Director” and, together with the iStar Director, the “Series D Directors”), in each case, at any annual meeting for the election of directors or at any special meeting of the stockholders of the Corporation called for the purpose of electing the Series D Directors or by written consent of the holders of Series D Common Stock and Series D Preferred Stock voting together as a single class with the holders of all other classes or series of Parity Stock upon which like voting rights have been conferred and are exercisable. Each holder of Series D Preferred Stock shall be entitled to cast the number of votes determined in accordance with Section 8(a)(1) of the Series D Preferred Stock Articles Supplementary, and each holder of outstanding shares of Series D Common Stock shall be entitled to cast the number of votes equal to the quotient, rounded down to the nearest whole number of votes, obtained by dividing (i) the aggregate Liquidation Preference of the shares of Series D Preferred Partnership Units held by such holder as of the record date for determining stockholders entitled to vote on such matter by (ii) the Book Value Per Share. The number of votes per Series D Director, the filling of vacancies among the Series D Directors, the removal of the Series D Directors, the vote required to elect the Series D Directors and the term of the Series D Directors shall be determined in accordance with Section 10(b), (c), (d), (e) and (f) of the Series D Preferred Stock Articles Supplementary.

(b) Voting with Common Stock.

(i)	General. Except as set forth below in this Section 5, holders of Series D Common Stock shall vote together as a single class with the holders of Common Stock and any other class of Parity Stock with like voting rights. On any matter presented to the common stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting to the extent permitted by the Charter and bylaws of the Corporation), each holder of outstanding shares of Series D Common Stock shall be entitled to cast the number of votes equal to the quotient, rounded down to the nearest whole number of votes, obtained by dividing (i) the aggregate Liquidation Preference of the shares of Series D Preferred Partnership Units held by such holder as of the record date for determining stockholders entitled to vote on such matter by (ii) the Book Value Per Share.

(ii)	iStar Voting Limit. Notwithstanding the foregoing, for so long as any outstanding shares of Series D Common Stock are held by one or more of iStar Financial Inc., a Maryland corporation (“iStar Financial”), and its Affiliates, the number of votes that each holder of Series D Common Stock shall be entitled to cast as determined pursuant to Section 5(a)(i) above shall be reduced pro rata (as nearly as may be practicable without resulting in fractional votes), to the extent necessary, so as to cause the iStar Voting Power not to exceed 50.0% of the aggregate number of votes that may be cast by all holders of Capital Stock entitled to vote for the election of the members of the Board of Directors (it being agreed and understood that, in such event, the number of votes that one or more of BREDS and its Affiliates shall be entitled to cast shall be increased by a corresponding amount, but only to the extent that BREDS or any of its Affiliates continues to hold shares of Series D Common Stock). The “iStar Voting Power” as of any date of determination shall mean the aggregate number of votes attributable to all shares of Capital Stock and other securities that are held directly or indirectly by iStar Financial or any of its Affiliates at such time and that are entitled to vote for the election of the members of the Board of Directors, including, without limitation, a pro rata portion of any such shares of Capital Stock and other securities that are beneficially owned by any other Person in which iStar Financial or any of its Affiliates has any direct or indirect beneficial ownership interest, either in whole or in part (in which case, with respect to each such other Person, the number of votes attributable to iStar Financial and its Affiliates shall be calculated by multiplying the number of votes attributable to such shares of Capital Stock and other securities that are beneficially owned by such other Person multiplied by the aggregate direct or indirect percentage ownership interest of iStar Financial and its Affiliates in such other Person).

(c) Voting as Separate Class; Written Consent. On any matter in which the Series D Common Stock may vote as a separate class (as expressly provided herein), each outstanding share of Series D Common Stock shall be entitled to one vote. Notwithstanding anything to the contrary contained herein or in the Charter, the holders of the Series D Common Stock may take action or consent to any action by delivering to the Corporation a consent, in writing or by electronic transmission, of the holders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of the holders of the Series D Common Stock.

(d) Protective Provisions.

(i)	Until all of the outstanding shares of Series D Common Stock have been redeemed by the Corporation, the Corporation shall not take any of the actions set forth in Section 6(h) or Section 8(c) of the Series D Preferred Stock Articles Supplementary, directly or indirectly through any Component Entity, without the approval of the holders of all of the outstanding shares of Series D Common Stock.

(ii)	Notwithstanding anything herein to the contrary, so long as any shares of Series D Common Stock remain outstanding, the Corporation shall not:

(A) amend, alter or repeal any provisions of the terms of the Series D Common Stock as set forth herein, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise, including without limitation authorizing or issuing more than 100 shares of Series D Common Stock in the aggregate; or

(B) otherwise amend, alter or repeal the Charter or the bylaws of the Corporation, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise, so as to adversely affect the Series D Common Stock, including, without limitation, any rights or voting powers of the Series D Common Stock (disregarding, solely for purposes of this clause, any limitation on the voting power of the Series D Common Stock set forth in Section 6(a)(ii)).

Section 6. Waiver. Any of the rights, powers and other terms of the Series D Common Stock set forth herein may be waived on behalf of all holders of Series D Common Stock by the affirmative vote or consent in writing of the holder (or holders) of a majority of the issued and outstanding shares of Series D Common Stock (voting as a single class).

Section 7. Record Holders. The Corporation may deem and treat the record holder of any Series D Common Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 8. No Sinking Fund. No sinking fund has been established for the retirement or redemption of Series D Common Stock.

Section 9. Exclusion of Other Rights. The Series D Common Stock shall not have any rights or voting powers other than those expressly set forth in the Charter, including herein.

Section 10. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 11. Severability of Provisions. If any rights, voting powers or other terms or conditions applicable to the Series D Common Stock set forth in the Charter, including herein, are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, voting powers, terms and conditions applicable to the Series D Common Stock set forth in the Charter, including herein, which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect.

Section 12. No Preemptive Rights. Nothing herein shall entitle the holders of Series D Common Stock to any preemptive rights to subscribe for or acquire any unissued shares of stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of stock of the Corporation.

SECOND: The Series D Common Stock has been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 28 day of June, 2013.

LANDMARK APARTMENT TRUST OF AMERICA, INC.

by	/s/ Stanley J. Olander, Jr.
Name: Stanley J. Olander, Jr.
Title: Chief Executive Officer

ATTEST:	by	/s/ B. Mechelle Lafon
Name: B. Mechelle Lafon
Title: Secretary

Signature Page to Series D Common Stock Articles Supplementary